EXHIBIT 99.1
Vital Energy Reports First-Quarter 2023 Financial and Operating Results
TULSA, OK - May 9, 2023 - Vital Energy, Inc. (NYSE: VTLE) ("Vital Energy" or the "Company") today reported its first-quarter 2023 financial and operating results. Supplemental slides have been posted to the Company's website and can be found at www.vitalenergy.com. A conference call and webcast to discuss the results is planned for 7:30 a.m. CT, Wednesday, May 10, 2023. Participation details can be found within this release.
Highlights
•Reported 1Q-23 oil and total production that exceeded the high-end of Company guidance, producing 38.5 thousand barrels of oil per day ("MBO/d") and 80.4 thousand barrels of oil equivalent per day ("MBOE/d")
•Reported 1Q-23 incurred capital expenditures below the low-end of guidance, investing $188 million, excluding non-budgeted acquisitions and leasehold expenditures
•Reported 1Q-23 net income of $113.9 million and cash flows from operating activities of $116.1 million
•Generated 1Q-23 Consolidated EBITDAX1 of $214.2 million and Free Cash Flow1 of $(3.9) million
•Announced and recently closed (April 2023) an accretive acquisition of approximately 11,200 net acres in the Midland Basin from Driftwood Energy Operating, LLC ("Driftwood")
•Disclosed preliminary 2022 greenhouse gas intensity and methane intensity levels that demonstrate achievement of 2025 targets
"The benefits of Vital Energy's strategy were evident in our outstanding first quarter results," commented Jason Pigott, President and Chief Executive Officer. "We have a proven track record of successfully acquiring and integrating high-value properties, reducing emissions and using our proprietary technologies to enhance performance and returns. Our results are benefiting from process improvements that increase efficiencies, improve well productivity and increase confidence in our forecasting.
"We are highly confident in our ability to deliver on our 2023 plan," continued Pigott. "Production from base wells and recent completions is performing better than expectations. With increasing operational efficiencies, we are projecting additional completions within our original capital budget expectations. We have successfully integrated the Driftwood acquisition and are currently completing wells on the prolific Upton County acreage. Our outlook for the rest of the year is strong as we remain focused on maintaining capital discipline, generating Free Cash Flow, reducing debt, and creating shareholder value through the capital efficient development of our acquired properties."

1Non-GAAP financial measure; please see supplemental reconciliations of GAAP to non-GAAP financial measures at the end of this release.

First-Quarter 2023 Financial and Operations Summary
Financial Results. The Company reported net income attributable to common stockholders of $113.9 million, or $6.89 per diluted share. Adjusted Net Income1 was $74.4 million, or $4.50 per adjusted diluted share. Cash flows from operating activities was $116.1 million and Consolidated EBITDAX was $214.2 million.
Production. Consistent with preliminary volumes disclosed in April, Vital Energy's oil and total production during the period averaged 38,522 barrels of oil per day and 80,416 barrels of oil equivalent per day, respectively. Results were driven by earlier than expected production from new completions and less than anticipated downtime related to offset completions activity.
Capital Investments. Total incurred capital expenditures were $188 million, excluding non-budgeted acquisitions and leasehold expenditures. Lower than expected investment levels were primarily related to the deferral of facilities investments into second-quarter 2023, moderating inflationary pressures and a brief weather-related deferral of completions activity. Investments included $170 million in drilling and completions, $7 million in infrastructure, including Vital Midstream Services investments, $8 million in other capitalized costs and $3 million in land, exploration and data related costs. Vital Energy completed 21 wells and turned-in-line ("TIL") 18 wells during first-quarter 2023.
Operating Expenses. Lower than expected lease operating expenses ("LOE") during the period were $6.93 per BOE, primarily related to higher production levels.
General and Administrative Expenses. General and administrative ("G&A") expenses, excluding long-term incentive plan ("LTIP") expenses and transaction expenses, for first-quarter 2023 were $3.02 per BOE, higher than guidance, primarily related to timing of accounting for benefits and compensation. Cash and non-cash LTIP expenses were $0.13 per BOE and $0.31 per BOE, respectively. Cash LTIP expense was below guidance due to the decline of the Company's stock price in first-quarter 2023. Transaction expenses related to the Driftwood acquisition were $0.12 per BOE.
Liquidity. At March 31, 2023, the Company had $120 million drawn on its $1.0 billion senior secured credit facility and cash and cash equivalents of $28 million. Through the regular semi-annual redetermination process, the Company's lenders recently have reaffirmed the senior secured credit facility's $1.3 billion borrowing base and $1.0 billion elected commitment
At May 5, 2023, the Company had $255 million drawn on its senior secured credit facility and cash and cash equivalents of $68 million. The drawn amount includes funds utilized to fund closing of the Driftwood acquisition in April 2023.
Achievement of 2025 GHG and Methane Emissions Targets
Operating in a responsible, sustainable manner is a key pillar of Vital Energy's strategy. The Company has instituted a culture that is committed to this mission, set specific emissions targets and made the necessary investments to ensure their attainment.

Preliminary emissions data for 2022 demonstrates Vital Energy's progress towards its key sustainability commitments. The Company's 2022 Scope 1 greenhouse gas intensity level of approximately 10.7 metric tons of CO2 equivalent per MBOE ("mtCO2/MBOE") is a ~38% reduction from 2021 levels and below Vital Energy's 2025 target of 12.5 mtCO2/MBOE. The Company's 2022 methane intensity level of 0.10% of natural gas produced is down from 0.32% in 2021 and below Vital Energy's 2025 target of 0.20%.
In late 2022, Vital Energy established a combined Scope 1 and 2 emissions intensity target, targeting a level of less than 10 mtCO2/MBOE, a reduction of more than 60% compared to 2019 Company baseline levels.
2023 Outlook, Second Quarter and Full-Year 2023 Guidance
Production. As previously announced, the Company increased full-year 2023 production guidance to incorporate better than expected first-quarter 2023 volumes and the impact of the Driftwood acquisition.
Capital Investments. Vital Energy plans to operate two drilling rigs and one completions crew throughout the remainder of 2023. Gains in completions efficiencies have enabled the expected addition of four additional TIL's late in 2023, increasing expected full-year TIL's to approximately 59 wells. Despite the additional TIL's, the Company reiterated its full-year 2023 capital investment guidance of $625 - $675 million.
The table below reflects the Company's guidance for total and oil production and incurred capital expenditures for second-quarter and full-year 2023. Full-year 2023 production guidance reflects the previously announced increase.

	2Q-23E	FY-23E
Total production (MBOE/d)	85.5 - 88.5	76.0 - 80.0
Oil production (MBO/d)	40.0 - 43.0	36.3 - 39.3
Incurred capital expenditures, excluding non-budgeted acquisitions ($ MM)	$155 - $175	$625 - $675

The table below reflects the Company's guidance for select revenue and expense items for second-quarter 2023.

2Q-23E
Average sales price realizations (excluding derivatives):
Oil (% of WTI)	101%
NGL (% of WTI)	18%
Natural gas (% of Henry Hub)	27%

Net settlements received (paid) for matured commodity derivatives ($ MM):
Oil	$1
NGL	-
Natural gas	$12

Selected average costs & expenses:
Lease operating expenses ($/BOE)	$7.50
Production and ad valorem taxes (% of oil, NGL and natural gas sales revenues)	7.00%
Transportation and marketing expenses ($/BOE)	$1.40
General and administrative expenses (excluding LTIP and transaction expenses, $/BOE)	$2.50
General and administrative expenses (LTIP cash, $/BOE)	$0.15
General and administrative expenses (LTIP non-cash, $/BOE)	$0.35
Depletion, depreciation and amortization ($/BOE)	$12.75

Conference Call Details
Vital Energy plans to host a conference call at 7:30 a.m. CT on Wednesday, May 10, 2023, to discuss its first-quarter financial and operating results and management's outlook, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information will be posted to the Company's website. The Company invites interested parties to listen to the call via the Company's website at www.vitalenergy.com, under the tab for "Investor Relations | News & Presentations." Portfolio managers and analysts who would like to participate on the call should dial 800.715.9871, using conference code 1077806. A replay will be available following the call via the Company's website.
About Vital
Vital Energy, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Vital's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties in the Permian Basin of West Texas.
Additional information about Vital may be found on its website at www.vitalenergy.com.
Forward-Looking Statements
This press release and any oral statements made regarding the contents of this release, including in the conference call referenced herein, contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Vital Energy assumes, plans, expects, believes, intends, projects, indicates, enables, transforms, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Such statements are not guarantees of future performance and involve risks, assumptions and uncertainties.
General risks relating to Vital Energy include, but are not limited to, continuing and worsening inflationary pressures and associated changes in monetary policy that may cause costs to rise; changes in domestic and global production, supply and demand for commodities, including as a result of the coronavirus ("COVID-19") pandemic, actions by the Organization of Petroleum Exporting Countries and other producing countries ("OPEC+") and the Russian-Ukrainian military conflict, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, reduced demand due to shifting market perception towards the oil and gas industry; competition in the oil and gas industry; the ability of the Company to execute its strategies, including its ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to its financial results and to successfully integrate acquired businesses, assets and properties, pipeline transportation and storage constraints in the Permian Basin, the effects and duration of the outbreak of disease, such as the COVID-19 pandemic, and any related government policies and actions, long-term performance of wells, drilling and operating risks, the possibility of production curtailment, the impact of new laws and regulations, including those regarding the use of hydraulic fracturing, the impact of legislation or regulatory initiatives intended to address induced seismicity on our ability to conduct our operations; hedging activities, tariffs on steel, the impacts of severe weather, including the freezing of wells and pipelines in the Permian Basin due to cold weather, possible impacts of litigation and regulations, the impact of the Company's transactions, if any, with its securities from time to time, the impact of new environmental, health and safety requirements applicable to the Company's business activities, the possibility of the elimination of federal income tax deductions for oil and gas exploration and development and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2022 and those set forth from time to time in other filings with the Securities and Exchange Commission ("SEC"). These documents are available through Vital Energy's website at www.vitalenergy.com under the tab "Investor Relations" or through the SEC's Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Vital Energy's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Vital Energy can give no assurance that its future results will be as estimated. Any forward-looking statement speaks only as of the date on which such statement is made. Vital Energy does not intend to, and disclaims any obligation to, correct, update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
The SEC generally permits oil and natural gas companies, in filings made with the SEC, to disclose proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, and certain probable and possible reserves that meet the SEC's definitions for such terms. In this press release and the conference call, the Company may use the terms "resource potential," "resource play," "estimated ultimate recovery" or "EURs," "type curve" and "standardized measure," each of which the SEC guidelines restrict from being included in filings with the SEC without strict compliance with SEC definitions. These terms refer to the Company’s internal estimates of unbooked hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques. "Resource potential" is used by the Company to refer to the estimated quantities of hydrocarbons that may be added to proved reserves, largely from a specified resource play potentially supporting numerous drilling locations. A "resource play" is a term used by the Company to describe an accumulation of hydrocarbons known to exist over a large areal expanse and/or thick vertical section potentially supporting numerous drilling locations, which, when compared to a conventional play, typically has a lower geological and/or commercial development risk. "EURs" are based on the Company’s previous operating experience in a given area and publicly available information relating to the operations of producers who are conducting operations in these areas. Unbooked resource potential and "EURs" do not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or SEC rules and do not include any proved reserves. Actual quantities of reserves that may be ultimately recovered from the Company’s interests may differ substantially from those presented herein. Factors affecting ultimate recovery include the scope of the Company’s ongoing drilling program, which will be directly affected by the availability of capital, decreases in oil, natural gas liquids and natural gas prices, well spacing, drilling and production costs, availability and cost of drilling services and equipment, lease expirations, transportation constraints, regulatory approvals, negative revisions to reserve estimates and other factors, as well as actual drilling results, including geological and mechanical factors affecting recovery rates. "EURs" from reserves may change significantly as development of the Company’s core assets provides additional data. In addition, the Company's production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases. "Type curve" refers to a production profile of a well, or a particular category of wells, for a specific play and/or area. The "standardized measure" of discounted future new cash flows is calculated in accordance with SEC regulations and a discount rate of 10%. Actual results may vary considerably and should not be considered to represent the fair market value of the Company’s proved reserves.
This press release and any accompanying disclosures include financial measures that are not in accordance with generally accepted accounting principles ("GAAP"), such as Free Cash Flow, Adjusted Net Income and Consolidated EBITDAX. While management believes that such measures are useful for investors, they should not be used as a replacement for financial measures that are in accordance with GAAP. For a reconciliation of such non-GAAP financial measures to the nearest comparable measure in accordance with GAAP, please see the supplemental financial information at the end of this press release.
Unless otherwise specified, references to "average sales price" refer to average sales price excluding the effects of the Company's derivative transactions.
All amounts, dollars and percentages presented in this press release are rounded and therefore approximate.

Vital Energy, Inc.
Selected operating data

	Three months ended March 31,
	2023	2022
	(unaudited)
Sales volumes:
Oil (MBbl)	3,467	3,627
NGL (MBbl)	1,849	1,994
Natural gas (MMcf)	11,529	12,243
Oil equivalent (MBOE)(1)(2)	7,237	7,661
Average daily oil equivalent sales volumes (BOE/d)(2)	80,416	85,118
Average daily oil sales volumes (Bbl/d)(2)	38,522	40,295
Average sales prices(2):
Oil ($/Bbl)(3)	$76.94	$95.81
NGL ($/Bbl)(3)	$17.85	$32.68
Natural gas ($/Mcf)(3)	$1.57	$3.15
Average sales price ($/BOE)(3)	$43.91	$58.90
Oil, with commodity derivatives ($/Bbl)(4)	$76.82	$67.24
NGL, with commodity derivatives ($/Bbl)(4)	$17.85	$26.04
Natural gas, with commodity derivatives ($/Mcf)(4)	$1.45	$2.46
Average sales price, with commodity derivatives ($/BOE)(4)	$43.67	$42.54
Selected average costs and expenses per BOE sold(2):
Lease operating expenses	$6.93	$5.34
Production and ad valorem taxes	2.84	3.59
Transportation and marketing expenses	1.51	1.92
General and administrative (excluding LTIP and transaction expenses)	3.02	1.75
Total selected operating expenses	$14.30	$12.60
General and administrative (LTIP):
LTIP cash	$0.13	$0.85
LTIP non-cash	$0.31	$0.27
General and administrative (transaction expenses)	$0.12	$—
Depletion, depreciation and amortization	$11.99	$9.59
_______________________________________________________________________________
(1)BOE is calculated using a conversion rate of six Mcf per one Bbl.
(2)The numbers presented are calculated based on actual amounts and may not recalculate using the rounded numbers presented in the table above.
(3)Price reflects the average of actual sales prices received when control passes to the purchaser/customer adjusted for quality, certain transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the delivery point.
(4)Price reflects the after-effects of the Company's commodity derivative transactions on its average sales prices. The Company's calculation of such after-effects includes settlements of matured commodity derivatives during the respective periods.

Vital Energy, Inc.
Consolidated balance sheets

(in thousands, except share data)	March 31, 2023	December 31, 2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$27,682	$44,435
Accounts receivable, net	147,071	163,369
Derivatives	39,109	24,670
Other current assets	15,804	13,317
Total current assets	229,666	245,791
Property and equipment:
Oil and natural gas properties, full cost method:
Evaluated properties	9,735,559	9,554,706
Unevaluated properties not being depleted	50,142	46,430
Less: accumulated depletion and impairment	(7,401,480)	(7,318,399)
Oil and natural gas properties, net	2,384,221	2,282,737
Midstream and other fixed assets, net	128,012	127,803
Property and equipment, net	2,512,233	2,410,540
Derivatives	26,448	24,363
Operating lease right-of-use assets	138,513	23,047
Other noncurrent assets, net	36,384	22,373
Total assets	$2,943,244	$2,726,114
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$91,688	$102,516
Accrued capital expenditures	67,221	48,378
Undistributed revenue and royalties	148,199	160,023
Derivatives	1,686	5,960
Operating lease liabilities	48,434	15,449
Other current liabilities	34,279	82,950
Total current liabilities	391,507	415,276
Long-term debt, net	1,163,807	1,113,023
Asset retirement obligations	71,308	70,366
Operating lease liabilities	87,301	9,435
Other noncurrent liabilities	3,953	7,268
Total liabilities	1,717,876	1,615,368
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized and zero issued as of March 31, 2023 and December 31, 2022	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, and 17,024,976 and 16,762,127 issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	170	168
Additional paid-in capital	2,754,765	2,754,085
Accumulated deficit	(1,529,567)	(1,643,507)
Total stockholders' equity	1,225,368	1,110,746
Total liabilities and stockholders' equity	$2,943,244	$2,726,114

Vital Energy, Inc.
Consolidated statements of operations

	Three months ended March 31,
(in thousands, except per share data)	2023	2022
	(unaudited)
Revenues:
Oil sales	$266,731	$347,443
NGL sales	33,006	65,155
Natural gas sales	18,074	38,589
Sales of purchased oil	13,851	78,864
Other operating revenues	845	2,344
Total revenues	332,507	532,395
Costs and expenses:
Lease operating expenses	50,181	40,876
Production and ad valorem taxes	20,531	27,487
Transportation and marketing expenses	10,915	14,743
Costs of purchased oil	14,167	82,964
General and administrative	25,930	21,944
Depletion, depreciation and amortization	86,779	73,492
Other operating expenses, net	1,484	138
Total costs and expenses	209,987	261,644
Gain (loss) on disposal of assets, net	237	(260)
Operating income	122,757	270,491
Non-operating income (expense):
Gain (loss) on derivatives, net	20,490	(325,816)
Interest expense	(28,554)	(32,477)
Other income, net	854	144
Total non-operating expense, net	(7,210)	(358,149)
Income (loss) before income taxes	115,547	(87,658)
Income tax benefit (expense):
Current	(1,331)	(1,218)
Deferred	(276)	2,095
Total income tax (benefit) expense	(1,607)	877
Net income (loss)	$113,940	$(86,781)
Net income (loss) per common share:
Basic	$6.93	$(5.18)
Diluted	$6.89	$(5.18)
Weighted-average common shares outstanding:
Basic	16,431	16,767
Diluted	16,545	16,767

Vital Energy, Inc.
Consolidated statements of cash flows

	Three months ended March 31,
(in thousands)	2023	2022
	(unaudited)
Cash flows from operating activities:
Net income (loss)	$113,940	$(86,781)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Share-settled equity-based compensation, net	2,572	2,053
Depletion, depreciation and amortization	86,779	73,492
(Gain) loss on disposal of assets, net	(237)	260
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	(20,490)	325,816
Settlements paid for matured derivatives, net	(2,343)	(125,370)
Deferred income tax expense (benefit)	276	(2,095)
Other, net	2,384	6,731
Changes in operating assets and liabilities:
Accounts receivable, net	13,961	(61,742)
Other current assets	(7,464)	5,092
Other noncurrent assets, net	2,345	(15,227)
Accounts payable and accrued liabilities	(10,693)	1,842
Undistributed revenue and royalties	(11,825)	44,294
Other current liabilities	(48,650)	(1,471)
Other noncurrent liabilities	(4,430)	3,988
Net cash provided by operating activities	116,125	170,882
Cash flows from investing activities:
Acquisitions of oil and natural gas properties, net	—	(7,870)
Capital expenditures:
Oil and natural gas properties	(165,042)	(143,500)
Midstream and other fixed assets	(2,771)	(2,345)
Proceeds from dispositions of capital assets, net of selling costs	2,175	2,019
Settlements received for contingent consideration	2,035	—
Net cash used in investing activities	(163,603)	(151,696)
Cash flows from financing activities:
Borrowings on Senior Secured Credit Facility	95,000	50,000
Payments on Senior Secured Credit Facility	(45,000)	(55,000)
Stock exchanged for tax withholding	(2,459)	(5,847)
Other, net	(492)	—
Net cash provided by (used in) financing activities	47,049	(10,847)
Net (decrease) increase in cash, cash equivalents and restricted cash	(429)	8,339
Cash, cash equivalents and restricted cash, beginning of period	44,435	56,798
Cash, cash equivalents and restricted cash, end of period	$44,006	$65,137

Vital Energy, Inc.
Total Cash, Cash Equivalents and Restricted Cash

The following table presents the Company's cash, cash equivalents and restricted cash as of the dates presented:

	As of March 31,
(in thousands)	2023	2022
	(unaudited)
Cash and cash equivalents	$27,682	$65,137
Restricted cash(1)	16,324	—
Total cash, cash equivalents and restricted cash	$44,006	$65,137
______________________________________________________________________________
(1)Under the terms of the Driftwood purchase and sale agreement, the Company deposited $16.3 million into a third-party escrow account, which is included in "Other noncurrent assets, net" on the consolidated balance sheets as of March 31, 2023.

Vital Energy, Inc.
Supplemental reconciliations of GAAP to non-GAAP financial measures

Non-GAAP financial measures
The non-GAAP financial measures of Free Cash Flow, Adjusted Net Income, Consolidated EBITDAX, as defined by the Company, may not be comparable to similarly titled measures used by other companies. Furthermore, these non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP measures of liquidity or financial performance, but rather should be considered in conjunction with GAAP measures, such as net income or loss, operating income or loss or cash flows from operating activities.
Free Cash Flow
Free Cash Flow is a non-GAAP financial measure that the Company defines as net cash provided by operating activities (GAAP) before net changes in operating assets and liabilities and non-budgeted acquisition costs, net, less incurred capital expenditures, excluding non-budgeted acquisition costs. Management believes Free Cash Flow is useful to management and investors in evaluating operating trends in its business that are affected by production, commodity prices, operating costs and other related factors. There are significant limitations to the use of Free Cash Flow as a measure of performance, including the lack of comparability due to the different methods of calculating Free Cash Flow reported by different companies.
The following table presents a reconciliation of net cash provided by operating activities (GAAP) to Free Cash Flow (non-GAAP) for the periods presented:

	Three months ended March 31,
(in thousands)	2023	2022
	(unaudited)
Net cash provided by operating activities	$116,125	$170,882
Less:
Net changes in operating assets and liabilities	(66,756)	(23,224)
General and administrative (transaction expenses)	(861)	—
Cash flows from operating activities before net changes in operating assets and liabilities and non-budgeted acquisition costs	183,742	194,106
Less incurred capital expenditures, excluding non-budgeted acquisition costs:
Oil and natural gas properties(1)	184,114	168,368
Midstream and other fixed assets(1)	3,530	2,531
Total incurred capital expenditures, excluding non-budgeted acquisition costs	187,644	170,899
Free Cash Flow (non-GAAP)	$(3,902)	$23,207
_____________________________________________________________________________
(1)Includes capitalized share-settled equity-based compensation and asset retirement costs.

Adjusted Net Income
Adjusted Net Income is a non-GAAP financial measure that the Company defines as net income or loss (GAAP) plus adjustments for mark-to-market on derivatives, premiums paid or received for commodity derivatives that matured during the period, impairment expense, gains or losses on disposal of assets, income taxes, other non-recurring income and expenses and adjusted income tax expense. Management believes Adjusted Net Income helps investors in the oil and natural gas industry to measure and compare the Company's performance to other oil and natural gas companies by excluding from the calculation items that can vary significantly from company to company depending upon accounting methods, the book value of assets and other non-operational factors.
The following table presents a reconciliation of net income (loss) (GAAP) to Adjusted Net Income (non-GAAP) for the periods presented:

	Three months ended March 31,
(in thousands, except per share data)	2023	2022
	(unaudited)
Net income (loss)	$113,940	$(86,781)
Plus:
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	(20,490)	325,816
Settlements paid for matured derivatives, net	(1,763)	(125,370)
Settlements received for contingent consideration	1,455	—
(Gain) loss on disposal of assets, net	(237)	260
Income tax (benefit) expense	1,607	(877)
General and administrative (transaction expenses)	861	—
Adjusted income before adjusted income tax expense	95,373	113,048
Adjusted income tax expense(1)	(20,982)	(24,871)
Adjusted Net Income (non-GAAP)	$74,391	$88,177
Net income (loss) per common share:
Basic	$6.93	$(5.18)
Diluted	$6.89	$(5.18)
Adjusted Net Income per common share:
Basic	$4.53	$5.26
Diluted	$4.50	$5.26
Adjusted diluted	$4.50	$5.17
Weighted-average common shares outstanding:
Basic	16,431	16,767
Diluted	16,545	16,767
Adjusted diluted	16,545	17,040
_______________________________________________________________________________
(1)Adjusted income tax expense is calculated by applying a statutory tax rate of 22% for each of the periods ended March 31, 2023 and 2022.

Consolidated EBITDAX
Consolidated EBITDAX is a non-GAAP financial measure defined in the Company's Senior Secured Credit Facility as net income or loss (GAAP) plus adjustments for share-settled equity-based compensation, depletion, depreciation and amortization, impairment expense, gains or losses on disposal of assets, mark-to-market on derivatives, accretion expense, interest expense, income taxes and other non-recurring income and expenses. Consolidated EBITDAX provides no information regarding a company's capital structure, borrowings, interest costs, capital expenditures, working capital movement or tax position. Consolidated EBITDAX does not represent funds available for future discretionary use because it excludes funds required for debt service, capital expenditures, working capital, income taxes, franchise taxes and other commitments and obligations. However, management believes Consolidated EBITDAX is useful to an investor because this measure:
•is widely used by investors in the oil and natural gas industry to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon accounting methods, the book value of assets, capital structure and the method by which assets were acquired, among other factors;
•helps investors to more meaningfully evaluate and compare the results of the Company's operations from period to period by removing the effect of the Company's capital structure from the Company's operating structure; and
•is used by management for various purposes, including (i) as a measure of operating performance, (ii) as a measure of compliance under the Senior Secured Credit Facility, (iii) in presentations to the board of directors and (iv) as a basis for strategic planning and forecasting.
There are significant limitations to the use of Consolidated EBITDAX as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company's net income or loss and the lack of comparability of results of operations to different companies due to the different methods of calculating Consolidated EBITDAX, or similarly titled measures, reported by different companies. The Company is subject to financial covenants under the Senior Secured Credit Facility, one of which establishes a maximum permitted ratio of Net Debt, as defined in the Senior Secured Credit Facility, to Consolidated EBITDAX. See Note 7 in the 2022 Annual Report for additional discussion of the financial covenants under the Senior Secured Credit Facility. Additional information on Consolidated EBITDAX can be found in the Company's Tenth Amendment to the Senior Secured Credit Facility, as filed with the SEC on November 3, 2022.
The following table presents a reconciliation of net income (loss) (GAAP) to Consolidated EBITDAX (non-GAAP) for the periods presented:

	Three months ended March 31,
(in thousands)	2023	2022
	(unaudited)
Net income (loss)	$113,940	$(86,781)
Plus:
Share-settled equity-based compensation, net	2,572	2,053
Depletion, depreciation and amortization	86,779	73,492
(Gain) loss on disposal of assets, net	(237)	260
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	(20,490)	325,816
Settlements paid for matured derivatives, net	(1,763)	(125,370)
Settlements received for contingent consideration	1,455	—
Accretion expense	899	1,019
Interest expense	28,554	32,477
Income tax (benefit) expense	1,607	(877)
General and administrative (transaction expenses)	861	—
Consolidated EBITDAX (non-GAAP)	$214,177	$222,089

The following table presents a reconciliation of net cash provided by operating activities (GAAP) to Consolidated EBITDAX (non-GAAP) for the periods presented:

	Three months ended March 31,
(in thousands)	2023	2022
	(unaudited)
Net cash provided by operating activities	$116,125	$170,882
Plus:
Interest expense	28,554	32,477
Current income tax expense	1,331	1,218
Net changes in operating assets and liabilities	66,756	23,224
General and administrative (transaction expenses)	861	—
Settlements received for contingent consideration	1,455	—
Other, net	(905)	(5,712)
Consolidated EBITDAX (non-GAAP)	$214,177	$222,089

Investor Contact:
Ron Hagood
918.858.5504
ron.hagood@vitalenergy.com